EXHIBIT 99.01


General Employment Enterprises, Inc., Oakbrook Terrace Tower, Suite 2200,
Oakbrook Terrace, IL  60181, (630) 954-0400                    AMEX:  JOB


FOR IMMEDIATE RELEASE                                        November 19, 2007

COMPANY:   General Employment Enterprises, Inc.

CONTACT:   Doris A. Bernar
           Communications Manager & Assistant Corporate Secretary
           Phone (630) 954-0495    (630) 954-0592 fax
           e-mail  invest@genp.com



       General Employment Reports Fourth Quarter and Year-End Results;

            Announces Plans to Open Office in San Jose, California

          Board of Directors Declares Special Year-End Cash Dividend



OAKBROOK TERRACE, IL - General Employment Enterprises, Inc. (AMEX: JOB) reported consolidated net revenues for the quarter ended September 30, 2007 of $5,022,000, compared with revenues of $5,034,000 reported for the same period last year.

Placement service revenues for the quarter were $2,829,000, a 6% improvement over $2,670,000 for the same period last year. Contract service revenues of $2,193,000 decreased 7% from $2,364,000 last year.

Net income for the quarter was $344,000, or $.06 per diluted share, compared with $299,000, or $.06 per diluted share, for the same period last year.

Commenting on the Company's performance for the quarter, Herbert F. Imhoff, Jr., board chairman and CEO, said, "I am pleased that our placement service revenues and net income improved from the same period last year, in light of the challenges we are experiencing in the employment market. Our quarterly contract service revenues decreased from last year, but I am pleased that we were able to improve our contract revenues from the third quarter of this year."

Mr. Imhoff concluded, "Throughout this fiscal year, our strategy has been to focus our efforts on filling our clients' demand for full-time employees. Recently, however, we have found it difficult to find enough well-qualified candidates and highly skilled applicants to fill those positions. As a result, we have stepped up our efforts by increasing our internet advertising on job boards and by adding to our consulting sales staff. We believe that more exposure to our services through job board postings, along with increased telephone marketing efforts, will help us find more of the applicants we need."



                            Fiscal Year Results

For the fiscal year ended September 30, 2007, the Company reported net income of $914,000, or $.17 per diluted share, compared with net income of $1,002,000, or $.19 per diluted share, for the same period last year. Consolidated net revenues for the fiscal year were $19,690,000 compared with $20,068,000 last year.


                       New Office in San Jose, California

General Employment announced today its plans to open an office in San Jose, California by the end of December. The full-service San Jose office will offer full-time, contract and contract-to-hire opportunities for information technology, accounting and engineering professionals.

Commenting on the opening, Mr. Imhoff said, "We are very excited that we are able to re-enter this marketplace. We think it is a strong and dynamic market and believe it will be an asset to the Company to have another location in California."

In addition to San Jose, General Employment has three other offices in California including San Francisco, Woodland Hills and Irvine.


                             Special Cash Dividend

The Company also reported today that its Board of Directors declared a special cash dividend of $.10 per share, payable on January 11, 2008 to shareholders of record as of December 14, 2007. Commenting on the dividend, Mr. Imhoff said, "In reviewing the Company's profitability for the year as well as its overall performance, the Board decided that it would be appropriate to return a portion of the Company's profits to its shareholders. This is the second consecutive year that the Company's Board has declared a special year-end cash dividend."


                             Business Information

General Employment provides professional staffing services through a network of 19 branch offices located in 9 states, and specializes in information technology, accounting and engineering placements.

The Company's business is highly dependent on national employment trends in general and on the demand for professional staff in particular. Because long-term contracts are not a significant part of the Company's business, future results cannot be reliably predicted by considering past trends or by extrapolating past results. Some of the factors that could affect the Company's future performance include, but are not limited to, general business conditions, the demand for the Company's services, competitive market pressures, the ability of the Company to attract and retain qualified personnel for regular full-time placement and contract assignments, the possibility of incurring liability for the Company's business activities, including the activities of contract employees and events affecting its contract employees on client premises, and the ability of the Company to attract and retain qualified corporate and branch management.




                     GENERAL EMPLOYMENT ENTERPRISES, INC.
                       CONSOLIDATED STATEMENT OF INCOME
                       (In Thousands, Except Per Share)

                                          Three Months         Twelve Months
                                       Ended September 30   Ended September 30
                                         2007      2006       2007      2006

Net revenues:
  Contract services                    $ 2,193   $ 2,364    $ 8,448   $10,253
  Placement services                     2,829     2,670     11,242     9,815
  Net revenues                           5,022     5,034     19,690    20,068

Operating expenses:
  Cost of contract services              1,417     1,650      5,641     7,256
  Selling                                1,743     1,744      7,051     6,098
  General and administrative             1,594     1,416      6,385     5,925
  Total operating expenses               4,754     4,810     19,077    19,279

Income from operations                     268       224        613       789
Investment income                           76        75        301       213

Net income (1)                         $   344   $   299    $   914   $ 1,002

Average number of shares:
  Basic                                  5,153     5,148      5,150     5,148
  Diluted                                5,336     5,333      5,368     5,338

Net income per share:
  Basic                                $   .07   $   .06    $   .18   $   .19
  Diluted                              $   .06   $   .06    $   .17   $   .19

  __________________________________________________
(1) There was no provision for income taxes in either year, because of the availability of losses carried forward from prior years.




                    GENERAL EMPLOYMENT ENTERPRISES, INC.
             SUMMARIZED CONSOLIDATED BALANCE SHEET INFORMATION
                              (In Thousands)

                                                   September 30   September 30
                                                       2007           2006

Assets:
  Cash and cash equivalents                          $ 6,344        $ 5,904
  Other current assets                                 2,167          2,274


  Total current assets                                 8,511          8,178
  Property and equipment, net                            929            801
  Other assets                                           436            296

  Total assets                                       $ 9,876        $ 9,275


Liabilities and shareholders' equity:
  Current liabilities                                $ 2,116        $ 2,127
  Other liabilities                                      436            296
  Shareholders' equity                                 7,324          6,852

  Total liabilities and shareholders' equity         $ 9,876        $ 9,275